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                                  COMPUSA INC.
                      SUPPLEMENTAL BONUS AND RETENTION PLAN

         1. PURPOSE. The purpose of this CompUSA Inc. Supplemental Bonus and Retention Plan (the "Plan") is to provide additional incentive compensation opportunities for certain officers of CompUSA Inc. (the "Company") and its affiliates. The Plan is designed to assist in the attraction, motivation and retention of superior talent at the officer level and to align the officers' interests with those of the stockholders by giving the officers the opportunity to earn cash bonuses based upon appreciation in the market price of the Company's common stock, par value $.01 per share (the "Stock").

         2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Subject to the provisions of the Plan, the Committee shall have the right and authority, in its sole and absolute discretion, to: (i) adopt, amend or rescind administrative and interpretive rules and regulations relating to the Plan, (ii) construe the Plan, (iii) make all other determinations necessary or advisable for administering the Plan and (iv) exercise the powers conferred on the Committee under the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on the matters referred to in this Section 2 shall be final and binding.

         3. PARTICIPANTS. Participants in the Plan shall consist of such officers of the Company as the Committee in its sole discretion may designate from time to time to receive Bonuses (as hereinafter defined) hereunder. Nothing in the Plan, including an officer's eligibility for participation in the Plan, shall confer upon such officer any right with respect to the continuation of such officer's employment by the Company or an affiliate or interfere in any way with the right of the Company or an affiliate at any time to terminate such employment or to increase or decrease the compensation of the officer.

         4.       BONUSES.

         (a) AWARDS. Each participant in the Plan shall be entitled to receive, at the times and under the circumstances provided in this Section 4, a bonus (a "Bonus") in a maximum amount determined by the Committee, in its discretion. Such determination shall be made by the Committee on the date the Bonus is awarded to the participant (the "Award Date"). All Bonuses shall be payable in cash and shall be subject to the normal rules and regulations regarding withholding for taxes and other deductions, if any, as may be in effect from time to time.

         (b) VESTING AND ELECTIONS. Each Bonus shall vest with respect to one-half of the total amount of the Bonus (each such half is referred to herein as a "Bonus Amount") on each of the first two anniversaries of the Award Date. A participant shall have the right to make a written election (an "Election") at any time during a Window Period, but not after the last day of the Bonus Period (as hereinafter defined), to receive a vested Bonus Amount or Bonus Amounts. A single Election may relate to one or more of the vested Bonus Amounts, but may not relate to less than all of a


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vested Bonus Amount. The phrase "Window Period" shall have the same meaning as described under the heading "Trading Windows" in Addendum I (containing limitations applicable to "Designated Insiders") to the Company's Statement of Company Policy: Securities Trades By Company Personnel, as the same may be revised from time to time. For purposes of the Plan, a Window Period is any such period all or part of which is during a Bonus Period. If on any date during a Bonus Period a vested Bonus Amount would be payable in full (that is, without reduction pursuant to Section 4(c)) based on the closing sale price of the Stock on the preceding trading day and the participant has the right under this
Section 4(b) to make an Election on that date to receive such Bonus Amount, then the participant shall automatically be deemed to have made such an Election on that date and the Bonus Amount shall thereafter be paid to him or her pursuant to Section 4(d).

         (c) AMOUNTS PAYABLE. Each Bonus Amount shall be subject to reduction in accordance with a schedule (a "Calculation Schedule") established by the Committee on the Award Date. The Calculation Schedule shall be based on the closing sale price of the Stock on the New York Stock Exchange (or such other principal stock exchange or stock market on which the Stock may be traded from time to time) on the last trading day preceding the date on which the participant makes the Election to receive the Bonus Amount. The maximum Bonus Amount shall be payable only if such closing sale price equals or exceeds a target price (the "Target Price") specified by the Committee, in its discretion, and reduced portions of the Bonus Amount shall be payable if such closing sale price falls within lower price ranges specified by the Committee, in its discretion, in the Calculation Schedule. Upon payment of a reduced Bonus Amount in accordance herewith, the amount by which the maximum Bonus Amount exceeds the reduced amount paid as a result of an Election shall be forfeited by the participant. The determination of the portion of a maximum Bonus Amount payable following an Election shall be made by the Committee in accordance with this
Section 4(c) without regard to whether any other Bonus Amount has previously been paid in full or in a reduced amount.

         (d) BONUS PERIODS. The term of each Bonus (a "Bonus Period") shall be a period of five years ending at 5:00 p.m., Dallas, Texas time on the day immediately preceding the fifth anniversary of the Award Date, and the participant who has been awarded the Bonus may make an Election with respect to any vested Bonus Amount at any time during such Bonus Period, provided that the Election is made in a Window Period and otherwise in accordance with the Plan. Each vested Bonus Amount with respect to which a participant has made a proper Election, subject to reduction in accordance with Section 4(c), shall be paid to the participant within 75 days after the date of the Election (whether or not the date of payment is within a Bonus Period). If a participant (or his or her beneficiary, as contemplated in Section 4(e)(i), if applicable) fails to make an Election with respect to any Bonus Amount prior to the expiration of the Bonus Period, then an Election with respect to such Bonus Amount shall be deemed to have been made on the last day of the final Window Period during the Bonus Period (or on the last day of such Bonus Period, if such day is within a Window Period).


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         (e)      TERMINATION OF EMPLOYMENT.

                  (i) If during a Bonus Period a participant's employment with the Company and its affiliates terminates due to death, Disability or Retirement or is terminated by the Company or an affiliate for any reason other than Cause, then the participant (or his or her beneficiary) shall have the right to make an Election in the next succeeding Window Period (but not after the last day of the Bonus Period) with respect to any Bonus Amounts vested on the date of such termination of employment. An Election shall be deemed to have been made on the last day of such Window Period (or on the last day of the Bonus Period, if such day is within a Window Period) with respect to any such vested Bonus Amounts with respect to which the participant (or his or her beneficiary) fails to make such an Election. If there is no Window Period between the date of termination of a participant's employment and the end of the Bonus Period, the last sentence of
         Section 4(d) shall apply with respect to such vested Bonus Amounts. The vested Bonus Amounts, subject to reduction in accordance with Section 4(c), shall be paid to the participant (or his or her beneficiary) within 75 days after such Election is made or deemed to have been made. The "Disability" of a participant shall be deemed to have occurred whenever a participant is rendered unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than 12 months. In the case of any dispute, the determination of Disability shall be made by a licensed physician selected by the Committee, which physician's decision shall be final and binding. "Retirement" means resignation by the participant on or after the date on which the participant has served the Company or one or more of its affiliates for at least five years in the aggregate. In the event of a participant's death, the beneficiary of the participant under the Plan shall be the same as the participant's designated beneficiary under the CompSavings Plan for Employees of CompUSA Inc., or in the absence of such designation, the persons or entities entitled to receive the assets of the participant's estate by will, if applicable, or if not, by the laws of descent and distribution. With respect to the termination of a participant's employment, "Cause" shall have the meaning given to that term in any employment agreement between the Company and such participant.

                  (ii) If a participant's employment terminates for any reason after an Election has been properly made but before payment of the Bonus Amount or Bonus Amounts to which such Election relates, the participant shall be entitled to receive such Bonus Amount or Bonus Amounts, subject to reduction in accordance with Section 4(c), notwithstanding such termination of employment.

                  (iii) If a participant's employment is terminated by the Company or an affiliate for Cause or is terminated by the participant for any reason other those specified in Section 4(e)(i), then the participant's right to receive any Bonus Amounts under the Plan shall be forfeited immediately upon such termination.


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         (f)      LIMITATION ON AMOUNTS. There is no limit on the amount of
Bonuses that may be awarded or paid under the Plan.

         (g) COORDINATION WITH EMPLOYMENT AGREEMENTS. The Bonuses provided for in the Plan shall constitute "bonuses" and "management incentive bonuses," and the Plan shall constitute a "management incentive bonus plan," for purposes of any employment agreement between the Company and a participant, including without limitation the change-in-control provisions in such employment agreement. In addition, for that purpose, the Bonus Period of each Bonus awarded under the Plan shall constitute a "bonus period" and the aggregate Bonus Amounts comprising a Bonus shall (together with any other bonuses awarded to a participant under any other plans maintained by the Company) constitute a "Target Bonus" for such bonus period. Accordingly, the payment of Bonuses shall be subject, among other things, to acceleration in accordance with the terms of a participant's employment agreement. In the event of such an acceleration, the Bonus shall be payable at the time and in the manner specified in the applicable employment agreement, the Election and Window Period requirements set forth in this Section 4 shall not apply and there shall be no reduction pursuant to
Section 4(c) in the amount payable; provided that in the event of a Change In Control (as defined in a participant's employment agreement) in which the purchase price paid or proposed to be paid by the acquiring person for each outstanding share of Stock is less than the Target Price specified in a participant's Calculation Schedule, the amount payable under the Plan to such participant as contemplated by this Section 4(g) shall be the amount determined by reference to the participant's Calculation Schedule but using the per share amount paid or proposed to be paid by such acquiring person (and not the Target Price or the closing sale price contemplated by Section 4(c)) as the reference price.

         5. ADJUSTMENTS. In the event of any change in the outstanding shares of Stock by reason of any stock dividend or stock split, reverse stock split or other similar change in the Stock, the target prices and price ranges for the Stock set forth in the Calculation Schedules contemplated by Section 4(c) relating to outstanding Bonus awards shall be proportionately adjusted, and the adjusted prices shall be used for purposes of determining the amount of the reductions, if any, in the Bonus Amounts that shall be payable to participants. In the event of any reclassification or change of outstanding shares of the Stock, or any consolidation or merger of the Company with or into another company or any sale or conveyance to another company of the property of the Company as a whole or substantially as a whole, or upon dissolution or liquidation of the Company, in each case in circumstances in which the participants' rights to receive Bonuses hereunder are not accelerated as contemplated by Section 4(g), the Committee shall establish new target prices and price ranges for the Stock for purposes of the Calculation Schedules contemplated by Section 4(c) and make such other adjustments with respect to outstanding Bonus awards as it shall deem appropriate under the circumstances.

         6. AMENDMENT AND TERMINATION OF THE PLAN. Subject to the provisions of the Plan, the Board of Directors shall have the exclusive authority to amend, modify, suspend or terminate the Plan at any time with or without notice; provided that no amendment, modification, suspension or termination of the Plan shall, without the consent of the participant, in any manner adversely affect


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the rights of any participant with respect to any Bonus that has been awarded prior to such amendment, modification, suspension or termination.

         7. EFFECTIVE DATE AND TERM OF THE PLAN. The Plan shall be effective on the date of its adoption by the Board of Directors of the Company and shall remain in effect until terminated by the Board of Directors.

         8.       MISCELLANEOUS.

         (a) A participant shall not have the right to anticipate, alienate, sell, transfer, assign, pledge or encumber his or her right to receive Bonuses hereunder.

         (b) The Plan is intended to constitute an unfunded plan of incentive compensation. No participant shall have any lien on or rights with respect to any assets of the Company or its affiliates that are greater than those of a general creditor by reason of any rights to receive Bonuses hereunder.

         (c) The adoption of the Plan or any modification or amendment hereof does not imply any commitment to continue or adopt the same plan, or any modification hereof, or any other plan for incentive compensation for any succeeding year.

         (d) The internal laws of the State of Texas (and not the principles relating to conflicts of laws) shall govern the Plan.

         (e) The Plan shall be binding upon and inure to the benefit of the successors and assigns of the Company and its affiliates.

         (f) Headings and captions are used in the Plan for convenience only and shall not affect the meaning or interpretation of the Plan or any of its provisions.


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